UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report: October 25, 2007 (Date of earliest event reported)
ISCO International, Inc. (Exact name of registrant as specified in its charter)

DE (State or other jurisdiction of incorporation)	001-22302 (Commission File Number)	36-3688459 (IRS Employer Identification Number)

1001 Cambridge Drive, Elk Grove Village, IL (Address of principal executive offices)		60007 (Zip Code)
847-391-9400 (Registrant's telephone number, including area code)

Not Applicable (Former Name or Former Address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The company disclosed third quarter 2007 financial results.

Item 7.01. Regulation FD Disclosure

Pursuant to a proposed merger transaction, the company disclosed its related remarks to shareholders on an investor call.

Opening Comments for 10/25/07 ISCO investor call

Good afternoon, thanks for joining the call. I'm Ralph Pini, the Chairman of ISCO International's Board of Directors. I'm joined by John Thode, CEO, and by Frank Cesario, our CFO, who will read the Safe Harbor statement.

(After reading safe harbor, Frank continues...)

By now you should have seen the financial results from the third quarter. If not, please visit our website or send a request to our investor relations lines.

We reported revenue of approximately $2 million for the third quarter, generally consistent with the average quarterly revenue of the first half of the year. We also reported quarterly and year to date gross margin figures of 37% and 42%, respectively. Our gross margin for the full year last year was 40%, so even at a lower total revenue run rate we've managed to drive improvements in our efficiency metrics.

On a cash flow basis, we show net losses of approximately $1 million for the quarter and $3 million for the year to date, again, fairly consistent during the year. The net result was a loss of a penny per share. These results include increased spending on product development for the Q4 launch activities. Cash and cash equivalents on hand are approximately the same as we enter Q4 as they were entering Q3 as we continued to more efficiently manage our inventory and strategic suppliers.

Due to the successful deployment of a new product, we entered the fourth quarter with roughly $1 million in order backlog that we expect to fulfill during the quarter.

While we all certainly worked for results more in line with our record Q3 last year, spending and structural changes in the US markets we serve continue to be challenging as you seen from announcements from almost all OEM and after-market infrastructure suppliers. This continues to support our ongoing strategy to differentiate and diversify our portfolio.

I'd like to turn it over to our Chairman, Ralph Pini. Ralph?

Ralph: Thanks Frank.

I'm pleased to join you today to provide some insight on the proposed merger with Clarity Communication Systems that we announced earlier in the month. This proposed merger is very consistent with our strategy to continue to evolve our business to support incremental and sustainable long term growth and to accelerate the development of our strategic products. For those who aren't aware, Clarity is a private company based near Chicago with 35 people, primarily real-time software engineers with extensive telecommunication experience, who develop and sell value-added applications for mobile networks and devices, such as push-to-talk, location based services, and some exciting combinations of the two platforms. Clarity has commercialized some of these services through a hosted service targeted at 2nd and 3rd tire operators and is trialing others, including applications targeted at interoperability between commercial and public safety networks. For those who have been following the 700 MHz spectrum auctions, interoperability with public safety continues to be a challenge nationally and is an area where there will be substantial investment in the next several years. In addition during this call, we will report progress on our existing strategic products previously announced.

As we look at the wireless telecommunications market segment, along with recent announcements from some of the largest entities, we have seen that capital spending tends to be somewhat unpredictable and at times it is related to consumer adoption of new services. To reduce volatility in our results, our strategic intent has been to expand our addressable market and diversify our portfolio to mitigate this risk. Our customers and competitors have been focused on consolidation for growth and competitive advantage for the last several years. There is a significant benefit to size and scale in this business today and any reasonably priced, synergistic opportunity that allows us to achieve these benefits is important to act upon. Perhaps more importantly from a strategic view, the sustaining value of any partnership is the combined competencies, skills and technical assets of the combined teams. As a result of this proposed merger we believe Clarity's software skills will support and complement our hardware talent and will add significant value to our company and our shareholders.

Going forward, as we've indicated previously, our strategic intent continues to be to expand the addressable market for our adaptive interference management platform beyond an after-market standalone cellular product. This would include fully software based solutions sold directly into the infrastructure and mobiles device OEM channels, as well as optimized solutions targeted at the higher growth segments of the market including WiFi, WiMax, Femto-cells, Distributed-Antenna-Systems, and Remote-Radio-Heads. We see the proposed merger with Clarity as an opportunity to accelerate our ability to address these significant emerging markets, in a timely manor, with the necessary complementary technical and channel expertise to do so.

In addition to the strategic perspective, we see significant near-term synergies between ISCO and Clarity. Our customers and channels are complementary and offer an opportunity to grow sales of both portfolios significantly. As you all know, ISCO has been selling to the largest wireless operators in the US for some time while Clarity has been selling to OEMs, tier 2/3 operators, and systems integrators addressing the public safety markets. The bottom line is from both a strategic and tactical perspective we believe the proposed merger with Clarity affords us a distinctly competitive advantage to support sequential near term growth and address significantly broader, high growth segments.

During the upcoming weeks we will continue to provide you with updates on this merger, which we hope will culminate in a shareholder's vote by the end of the year.

Before I finish, I'd also like to share some good news regarding our DIF product. I'm pleased to confirm that the fully digital platform targeted at the after-market, code named DIF, will indeed be completed during the current quarter and delivered commercially. DIF is an extremely important step in our Adaptive Interference Management portfolio and strategy and we are very excited at its imminent commercialization. The initial deployments may well be in Latin America and Europe, though we fully expect to target the US market as well. Lastly, as I know John and Frank have mentioned on previous calls, we continue to receive significant interest in derivatives of this platform for other differentiated applications. As an example, one of these derivatives we call TSF, or Tunable-Site-Filter, allows for a WEB-based, remotely tuned, multi-band selectable front end filter. This product derivative has received considerable customer interest and is currently in trial with a tier 1 US operator. This is one example of a number of product variants we expect will commercially emerge from this platform.

As you also read, John Thode will be leaving us shortly. I'd like to thank John for his outstanding service to ISCO during the past three years. He has been instrumental in shaping the strategy that we are executing on today, and will continue to execute on after he leaves. I want to wish John and his family the best since he is also embarking on a new and very challenging job, John?

John: Thanks, Ralph. While nothing is easy in this business, and we are not alone in terms of infrastructure providers who expected a higher run rate of revenue during Q3, I am pleased by how we have continued to implement the big picture view of the company, in some ways accelerating some of our longer term goals.

As Ralph mentioned, we announced that I am leaving to join a large Fortune 500 company. I want you to know that it was not a decision I made easily. I was invited to join by people for whom I have great respect and given an outstanding offer to do exactly the kind of thing I like to do. I am disappointed that I won't be able to directly lead ISCO any longer, but I intend to continue to support ISCO as a director, and, frankly, couldn't leave you with a better team of people. I believe we developed a clear strategy and we are executing on that strategy through today. The acquisition of Clarity accelerates a piece of that strategy in a unique and differentiated way. I can also say we complete confidence that the people here will not allow my departure to impact the Company's direction or sense of urgency.

I turn the floor back over to Ralph and then look forward to your questions. Ralph?

Ralph: Thanks, John.

Just as a final note on some of the most strategic and important opportunities we are currently addressing let me start out with some work we are doing with a large multi-nation Latin American telecom operator. We are beginning a trial in Latin America for the DIF platform as we speak something we believe has significant near-term revenue opportunity. We are also finalizing evaluations with two large operators in Europe, ISCO's first real penetration into Europe. Both of these are need-to-have applications involving the legitimate coexistence of interference. Finally we continue to make steady progress in Asia and India. In the next several weeks, we expect to be able to make some detailed announcements concerning many of these opportunities.

Let me close by saying that I have spent a great deal of time with the team reviewing the business over the last several weeks. My expectations is that even though we will likely continue to see some short term market challenges due to the slower roll out of broadband type services and reduced capital investment by the carrier channel, we can expect significant incremental growth with our new offerings and our proposed merger with Clarity. This is why I joined the Board back in 2004, and why the team we have in place is very, very excited. We hope that the Clarity merger is finalized quickly and that you support the measure.

Lastly, we have also started the process and are actively reviewing the qualifications of a number of candidates who have shown great interest in the permanent CEO position. We expect to make this announcement before the end of the year.

With that, we'll take your questions.

Additional Information and Where to Find It

In connection with the proposed merger and the debt restructuring, the Company intends to file with the SEC a proxy statement and other relevant materials. The final proxy statement will be mailed to Company stockholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, PROPOSED MERGER AND THE RESTRUCTURING. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by the Company by directing a request to ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL 60007, Attn: Frank Cesario, Corporate Secretary.

Participants in the Proposed Merger and the Debt Restructuring

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company stockholders in favor of the proposed merger and the debt restructuring. Information regarding the Company's directors and executive officers and their ownership of Company common stock is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 30, 2007 and its proxy statement for the 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ISCO and its executive officers and directors in the proposed merger and the debt restructuring by reading the proxy statement regarding the proposed merger and the debt restructuring when it becomes available.

Item 9.01. Financial Statements and Exhibits

(a) Financial statements:
            None
(b) Pro forma financial information:
            None
(c) Shell company transactions:
            None
(d) Exhibits
            99.1       Press Release of ISCO International, Inc. dated October 25, 2007

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 25, 2007	ISCO INTERNATIONAL, INC. By: /s/ Frank J Cesario Frank J Cesario Chief Financial Officer

Exhibit Index
Exhibit No.	Description
99.1	Press Release of ISCO International, Inc. dated October 25, 2007